Exhibit 99.1
Contact: Rudolph Lutterschmidt, Chief Financial Officer,
Nocopi Technologies, Inc., (610) 834-9600
Source: Nocopi Technologies, Inc.
Nocopi Technologies, Inc. Meets With The United States Pharmacopeia (USP) Global Officials On Pharmaceutical Product Counterfeiting and Diversion; Introduces New Tamper Resistant Prescription Pads.
WEST CONSHOHOCKEN, Pa., January 10, 2008 — Michael A. Feinstein, M.D., Chairman and Chief Executive Officer of Nocopi Technologies, Inc. (OTC Bulletin Board:NNUP), and members of his staff met recently with the USP’s Executive Vice President and Chief Executive Officer Roger L. Williams, M.D., and its leadership staff representing four Continents at the Organization’s Headquarters in Rockville, MD. The discussion covered worldwide efforts currently underway to combat pharmaceutical product counterfeiting and diversion and an introduction to Nocopi’s Secure Rub tamper proof prescription pads and information about Nocopi’s overt and covert technologies and products.
Nocopi Technologies is a well-known company in the business of developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products).
The USP, an independent, science-based public health organization, promotes the public health by developing and disseminating quality standards and information for medicines, and disseminates this information to practitioners, pharmacists, and others who make decisions about healthcare around the world. The USP’s Drug Quality and Information (USP DQI) program has established a presence in USAID—priority countries on four continents advancing strategies to improve drug quality and the appropriate use of drugs. Recent reports indicate the availability of substandard and counterfeit drugs has reached a disturbing proportion in many low-income countries.
Both parties discussed the new federal requirements which will start to go into effect on April 1, 2008, as the result of recently enacted legislation, requiring that states not pay pharmacies for Medicaid prescriptions that do not have at least one of three characteristics designed to prevent fraud and abuse through the reproduction and/or modification of prescriptions. Those characteristics are:
•	one or more industry-recognized features designed to prevent unauthorized copying of a completed or blank prescription form;

•	one or more industry-recognized features designed to prevent the erasure or modification of information written on the prescription by the provider; and

•	one or more industry-recognized features designed to prevent the use of counterfeit prescription forms.
Nocopi’s new Tamper Resistant Prescription Pads meet all three of these requirements.
By October 1, 2008, all three anti-counterfeiting characteristics must be embedded in all Medicaid prescription orders. The Nocopi representatives demonstrated its secure prescription paper which is marketed under the brand name Secure Rub. This economical and secure paper can be run through any offset press to print the specific information required for any doctor’s office.
Nocopi participants demonstrated examples of overt and covert technologies and products designed to combat counterfeiting and diversion. Examples were provided to show how to determine where a diversion problem is occurring, and how to positively identify the real product from the knock-offs.
Dr. Feinstein said: “We believe that both overt and covert security can be blended in such a manner as to help the drug manufacturer, distributor, and pharmacist track and trace exactly where pharmaceutical products are going. Our technologies at Nocopi allow for the interruption of diversion channels, help to authenticate the product as not being counterfeit, and all at a very small cost per unit.” Dr. Feinstein further added that “Nocopi is encouraged by the USP’s concern about the counterfeit and diverted pharmaceutical problem. For many years a myriad of other products have been protected against such problems, and now our own health and well-being must also be.”
As a follow-up to this meeting both parties agreed to continue to exchange information about pharmaceutical counterfeiting and diversion issues. Nocopi has been requested by the USP to supply samples of its technologies and products for their consideration in current and future USP DQI program efforts.
FORWARD-LOOKING INFORMATION
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.